Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. Reports Financial Results

for the Fourth Quarter and Full Year 2011

Spin-off of Fiesta Restaurant Group, Inc. Expected to be Completed in April

Syracuse, New York — (Businesswire) — February 28, 2012 — Carrols Restaurant Group, Inc. (Nasdaq: TAST) today announced financial results for the fourth quarter and full year ended January 1, 2012.

The Company also announced that its tax-free spin-off of Fiesta Restaurant Group, Inc., an indirect wholly-owned subsidiary of the Company that owns and operates the Pollo Tropical® and Taco Cabana® restaurant businesses, to the Company’s stockholders is expected to be completed in April. The spin-off remains subject to final Board approval, effectiveness of the registration of the Fiesta common stock with the Securities and Exchange Commission and the final listing approval from NASDAQ.

Highlights for the fourth quarter of 2011 versus the fourth quarter of 2010 include:

•

Total revenues increased 4.5% to $203.6 million in the fourth quarter of 2011 compared to $194.9 million in the fourth quarter of 2010. Revenues for Fiesta Restaurant Group, Inc. increased 7.0% to $116.9 million from $109.3 million in the same period last year.

•	Comparable restaurant sales increased 1.5% at Burger King®, 7.8% at Pollo Tropical and 2.7% at Taco Cabana;

•	Net income for the fourth quarter of 2011 was $59,000, or $0.00 per diluted share, compared to net income of $2.6 million, or $0.12 per diluted share in the fourth quarter of 2010; and

•

Earnings in the fourth quarter of 2011 included certain charges totaling $2.8 million, or $0.09 per diluted share after tax, consisting primarily of impairment and other lease charges, and spin-off costs and other related expenses. Earnings in the fourth quarter of 2010 included impairment and other lease charges of $3.2 million, or $0.10 per diluted share after tax, and favorable adjustments to the Company’s tax provision of $0.6 million, or $0.03 per diluted share.

Highlights for the full year 2011 versus the full year 2010 include:

•	Total revenues increased 3.3% to $822.5 million in 2011 compared to $796.1 million in 2010. Revenues for Fiesta Restaurant Group, Inc. increased 8.2% to $475.0 million from $439.1 million in 2010;

•	Comparable restaurant sales decreased 1.4% at Burger King, but increased 9.9% at Pollo Tropical and 3.7% at Taco Cabana; and

•	Net income for 2011 was $11.2 million, or $0.51 per diluted share, compared to net income of $11.9 million, or $0.55 per diluted share in 2010. Both years included certain charges which in the aggregate reduced earnings by $0.25 per diluted share in 2011 and $0.21 per diluted share in 2010.

As of January 1, 2012, the Company owned and operated 547 restaurants, including 298 Burger King, 91 Pollo Tropical and 158 Taco Cabana restaurants, and also franchised 36 restaurants.

Commenting on the Company’s Burger King restaurant business, Daniel T. Accordino, Chief Executive Officer of Carrols Restaurant Group, Inc., said, “We were encouraged to see comparable restaurant sales growth at Burger King in the fourth quarter representing our second consecutive quarter of positive sales trends. From a profitability standpoint, however, this sales improvement was offset by commodity inflation, namely higher ground beef costs compared to the prior year.”

Accordino continued, “Burger King is in the process of implementing a number of initiatives to effect its repositioning within the quick-service segment. These include modifications and upgrades to its products, menu structure, food preparation, image and marketing. While still in the early stages of this transformation, we anticipate the official launch of certain of these enhancements and operational changes in April. We believe that these initiatives have the potential to provide increasing momentum for the brand and sustainable traction in its performance.”

Commenting on the Company’s Pollo Tropical and Taco Cabana restaurant businesses, Tim Taft, Chief Executive Officer of Fiesta Restaurant Group, Inc. said, “Fiesta delivered a solid performance in the fourth quarter, with strong sales gains at Pollo Tropical and a continuation of positive trends at Taco Cabana. Both brands are demonstrating their broad consumer appeal which has been enhanced by our successful product and marketing initiatives. Although margins were negatively impacted by higher commodity costs, we were pleased to have been able to maintain our overall profitability at a level comparable to last year.”

Taft continued, “Looking ahead, the Fiesta story will be centered on two well-positioned, differentiated brands with compelling opportunities, and predicated on three key initiatives: a) driving comparable restaurant sales by leveraging our favorable brand attributes; b) strategic new unit development and remodeling; and c) improving margins through operating leverage, commodity contracting and supply chain initiatives. With the spin-off nearly complete, we are very excited to soon be starting our corporate life as an independent company.”

Fourth Quarter 2011 Results

Total revenues increased 4.5% to $203.6 million in the fourth quarter of 2011 from $194.9 million in the fourth quarter of 2010, with revenues from Fiesta Restaurant Group increasing 7.0% to $116.9 million from $109.3 million.

Burger King revenues increased 1.2% to $86.7 million in the fourth quarter of 2011 from $85.6 million in the fourth quarter of 2010. Burger King comparable restaurant sales increased 1.5%. Four Burger King restaurants were closed during the period.

Pollo Tropical revenues increased 9.6% to $52.0 million in the fourth quarter of 2011 from $47.4 million in the fourth quarter of 2010. Pollo Tropical comparable restaurant sales increased 7.8%.

Taco Cabana revenues increased 5.1% to $65.0 million in the fourth quarter of 2011 from $61.8 million in the fourth quarter of 2010. Taco Cabana comparable restaurant sales increased 2.7%.

Income from operations was $6.0 million in the fourth quarter of 2011 compared to $7.6 million in the fourth quarter of 2010, and as a percentage of total revenues, decreased from 3.9% to 2.9%.

Interest expense increased to $6.1 million during the fourth quarter of 2011 from $4.7 million in the fourth quarter of 2010 due to a higher debt balance and higher weighted average interest rate.

Net income for the fourth quarter of 2011 was $59,000, or $0.00 per diluted share, compared to net income of $2.6 million, or $0.12 per diluted share in the prior year. Earnings in the fourth quarter of 2011 included certain charges totaling $2.8 million, or $0.09 per diluted share after tax, consisting mainly of $2.0 million of impairment and other lease charges and $1.0 million in spin-off costs and related expenses, that were partially offset by a $0.2 million insurance gain. Earnings in the fourth quarter of 2010 included impairment and other lease charges of $3.2 million, or $0.10 per diluted share after tax, and favorable adjustments to the Company’s tax provision of $0.6 million, or $0.03 per diluted share.

Full Year 2011 Results

Total revenues increased 3.3% to $822.5 million in 2011 from $796.1 million in 2010. Revenues for Fiesta Restaurant Group increased 8.2% to $475.0 million from $439.1 million in the same period last year. Net income for the Company was $11.2 million, or $0.51 per diluted share, in 2011 compared to $11.9 million, or $0.55 per diluted, share in 2010. Both years included certain charges which in the aggregate reduced earnings by $0.25 per diluted share in 2011 and $0.21 per diluted share in 2010. In 2011, such charges included a $2.5 million charge related to the early extinguishment of debt, $4.0 million in impairment and other lease charges, $1.7 million in spin-off costs and related expenses, offset by $0.6 million in insurance gains and net gains from sales of restaurant properties. In 2010, there were impairment and other lease charges of $7.3 million and an insurance gain of $0.4 million.

Full Year 2012 Guidance

Given that the spin-off of Fiesta Restaurant Group, Inc. to the Company’s stockholders is nearing completion, the Company is providing limited guidance for each of Carrols Restaurant Group, Inc. and Fiesta Restaurant Group, Inc. Additional guidance for each company may be provided once the spin-off is completed.

Full Year 2012 Guidance for Carrols Restaurant Group, Inc.

•	Comparable restaurant sales are expected to increase 3% to 5% for Burger King;

•	Commodity costs are expected to increase 3% to 4% for Burger King;

•	Four Burger King restaurants are expected to close; and

•	Capital expenditures are estimated to be $20 million to $25 million.

Full Year 2012 Guidance for Fiesta Restaurant Group, Inc.

•	Comparable restaurant sales are expected to increase approximately 4% to 6% for both Pollo Tropical and Taco Cabana;

•	Commodity costs are expected to increase 1% to 2% for Pollo Tropical and 2.5% to 3.5% for Taco Cabana;

•	Approximately 10 to 12 new restaurants are expected to be opened and two to four existing restaurants are expected to be closed; and

•	Capital expenditures are estimated to be $40 million to $45 million.

Conference Call Today

The Company will host a conference call to discuss the fourth quarter and full year 2011 financial results today at 8:30 AM Eastern Time. Hosting the conference call will be Daniel T. Accordino, Chief Executive Officer of Carrols Restaurant Group, Inc., Paul Flanders, Chief Financial Officer of Carrols Restaurant Group, Inc., and Tim Taft, Chief Executive Officer of Fiesta Restaurant Group, Inc.

The conference call can be accessed live over the phone by dialing 877-941-4774 or for international callers by dialing 480-629-9760. A replay will be available one hour after the call and can be accessed by dialing 800-406-7325 or for international callers by dialing 303-590-3030; the passcode is 4518839. The replay will be available until Tuesday, March 6, 2012. The call will be webcast live from the Company’s website at www.carrols.com, under the investor relations section.

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation and Fiesta Restaurant Group, is one of the largest restaurant companies in the United States. The Company operates three restaurant brands in the quick-casual and quick-service restaurant segments with 547 company-owned and operated restaurants in 17 states as of January 1, 2012, and 36 franchised restaurants in the United States, Puerto Rico, Ecuador, Honduras, Trinidad, the Bahamas and Venezuela. Carrols Restaurant Group, through its indirect wholly-owned subsidiary Fiesta Restaurant Group, owns and operates the Pollo Tropical and Taco Cabana restaurant businesses. Carrols Restaurant Group is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects”, “intends” or similar expressions. In addition, expressions of our strategies, intentions or plans, (including, without limitation, the Company’s spin-off transaction) are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Carrols Corporation’s filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.

Consolidated Statements of Operations

(in thousands except per share amounts)

	(unaudited)
	Three Months Ended December 31, (a)		Twelve Months Ended December 31, (a)
	2011	2010	2011	2010
Revenues:
Restaurant sales	$203,171	$194,531	$820,767	$794,611
Franchise royalty revenues and fees	477	368	1,719	1,533

Total revenues	203,648	194,899	822,486	796,144

Costs and expenses:
Cost of sales	64,383	58,375	256,571	240,635
Restaurant wages and related expenses (b)	59,291	57,303	238,254	235,075
Restaurant rent expense	12,200	11,955	48,727	48,578
Other restaurant operating expenses	28,013	27,657	115,266	114,643
Advertising expense	7,443	6,902	30,688	30,362
General and administrative expenses (b)	15,781	13,825	57,088	51,021
Depreciation and amortization	8,779	8,144	33,522	32,459
Impairment and other lease charges	1,993	3,231	4,037	7,323
Other income	(231)	(44)	(574)	(444)

Total costs and expenses	197,652	187,348	783,579	759,652

Income from operations	5,996	7,551	38,907	36,492
Interest expense	6,082	4,661	21,031	18,805
Loss on extinguishment of debt	21	—	2,470	—

Income (loss) before income taxes	(107)	2,890	15,406	17,687
Provision (benefit) for income taxes	(166)	316	4,188	5,771

Net income	$59	$2,574	$11,218	$11,916

Basic net income per share	$0.00	$0.12	$0.52	$0.55

Diluted net income per share	$0.00	$0.12	$0.51	$0.55

Basic weighted average common shares outstanding	21,715	21,626	21,678	21,621

Diluted weighted average common shares outstanding	22,369	21,883	22,207	21,835

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. For convenience, all references to the three and twelve months ended January 1, 2012 and January 2, 2011 are referred to as the three and twelve months ended December 31, 2011 and December 31, 2010, respectively. The three and twelve months ended December 31, 2011 and 2010 each included 13 and 52 weeks, respectively.
(b)	Restaurant wages and related expenses include stock-based compensation expense of $7 and $1 for the three months ended December 31, 2011 and 2010, respectively, and $34 and $50 for the twelve months ended December 31, 2011 and 2010, respectively. General and administrative expenses include stock-based compensation expense of $654 and $418 for the three months ended December 31, 2011 and 2010, respectively, and $2,745 and $1,601 for the twelve months ended December 31, 2011 and 2010, respectively.

Carrols Restaurant Group, Inc.

The following table sets forth certain unaudited supplemental financial and other restaurant data for the periods indicated (in thousands, except number of restaurants):

	(unaudited)		(unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Segment revenues:
Burger King	$86,702	$85,642	$347,518	$357,073
Pollo Tropical	51,972	47,420	209,525	187,293
Taco Cabana	64,974	61,837	265,443	251,778

Total revenues	$203,648	$194,899	$822,486	$796,144

Change in comparable restaurant sales: (a)
Burger King	1.5%	(6.1)%	(1.4)%	(4.3)%
Pollo Tropical	7.8%	10.7%	9.9%	7.4%
Taco Cabana	2.7%	2.3%	3.7%	0.3%

Adjusted Segment EBITDA: (b)
Burger King	$2,004	$4,054	$14,404	$19,756
Pollo Tropical	8,560	7,939	36,783	30,300
Taco Cabana	6,635	7,308	27,484	27,425

Average sales per restaurant: (c)
Burger King	$293	$282	$1,154	$1,162
Pollo Tropical	567	517	2,287	2,053
Taco Cabana	411	397	1,690	1,616

New restaurant openings:
Burger King	—	—	2	1
Pollo Tropical	—	2	2	2
Taco Cabana	—	—	4	1

Total new restaurant openings	—	2	8	4

Restaurant closings:
Burger King	(4)	(1)	(9)	(8)
Pollo Tropical	—	(1)	(2)	(2)
Taco Cabana	—	(1)	(1)	(2)

Net new restaurants	(4)	(1)	(4)	(8)

Number of company owned restaurants:
Burger King	298	305
Pollo Tropical	91	91
Taco Cabana	158	155

Total company owned restaurants	547	551

	At 1/1/12	At 1/2/11
Long-term debt (d)	$278,583	$263,513
Cash	24,661	3,144

(a)	Restaurants are included in comparable restaurant sales after they have been open for 12 months for Burger King restaurants and 18 months for Pollo Tropical and Taco Cabana restaurants.
(b)

Adjusted Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense, other income and expense and gains or losses on extinguishment of debt. Adjusted Segment EBITDA is used because it is the measure of segment profit or loss reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment’s performance. This may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Adjusted Segment EBITDA for our Burger King restaurants includes general and administrative expenses related directly to the Burger King segment as well as the expenses associated with administrative support to all three of the Company’s segments including executive management, information systems and certain accounting, legal and other administrative functions. For the three and twelve months ended December 31, 2011, the administrative support expenses provided to Pollo Tropical included in the Burger King segment were $1.7 million and $5.0 million, respectively, and the administrative support expenses provided to Taco Cabana included in the Burger King segment were $1.9 million and $6.1 million respectively. For the three and twelve months ended December 31, 2010, these expenses included in the Burger King segment were $1.2 million and $4.0 million, respectively, for Pollo Tropical and $1.5 million and $5.1 million, respectively, for Taco Cabana.
(c)	Average sales for company-owned or operated restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of restaurants for the applicable segment for such period.
(d)	Long-term debt (including current portion) at January 1, 2012 included $200,000 of Fiesta Restaurant Group’s 8.875% Senior Secured Second Lien Notes, $63,375 of outstanding term loan borrowings under Carrols LLC’s senior credit facility, $4,000 of outstanding revolving credit borrowings under Carrols LLC’s senior credit facility, $10,064 of lease financing obligations and $1,144 of capital lease obligations. Long-term debt at January 2, 2011 (including current portion) included $165,000 of Carrols Corporation’s 9% senior subordinated notes, $87,250 of outstanding borrowings under its senior credit facility, $10,061 of lease financing obligations and $1,202 of capital lease obligations.